
                                                      CORNERSTONE FAMILY OF CLOSED-END FUNDS
                                                        Cornerstone Total Return Fund, Inc.
                                                       Cornerstone Strategic Value Fund, Inc.
                                                        Cornerstone Progressive Return Fund


                                                   Joint Fidelity Bond
                                                       Rule 17g-1                                             Stand-alone
                                                    Gross Assets (1)       Individual        Allocated          Annual
Fund                                                    6/30/2007             Bond            Premium          Premium
                                                                                           ------------
                                                   ----------------------- --------------                  ----------------
Cornerstone Total Return Fund, Inc.                    $52,389,896              $400,000          $823              $2,000
Cornerstone Strategic Value Fund, Inc.                 138,800,128               525,000         2,177               2,250
Cornerstone Progressive Return Fund ("CFP")            140,100,020 (2)           525,000           389 (3)           1,575
                                                                           --------------  ------------    ----------------

Total Coverage Required                                                       $1,450,000
                                                                           --------------

Actual Coverage Obtained                                                      $1,525,000
                                                                           ==============

    Original Annual Premium Paid                                                                $3,000              $4,250
                                                                                           ------------    ----------------

    Additional Annual Premium for inclusion of CFP                                                $389              $1,575
                                                                                           ------------    ----------------

    Total Premium for this Policy Year                                                          $3,389 (4)          $5,825
                                                                                           ============    ================


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
(1)   In accordance with Rule 17g-1, amount of registered management investment company gross assets should be at the end of the most recent fiscal quarter prior to date of termination (March 23, 2008).  Amounts above are for purposes of obtaining premium estimate.
(2)   Gross assets are projected to reach a maximum of $140,100,020 within 45 days of the initial public offering ("IPO"), effective September 7, 2007.  The total assets at the IPO was $121,567,020.
(3)   Premium amount is for the stub-period September 7, 2007 to March 23, 2008, such premium is not allocated amongst joint policy holders because it is solely for the addition of CFP.  The stub-period stand-alone premium would have been $725.
(4)   Does not include $90 charge for optional terrorism coverage.

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